                                                                    Exhibit 12.1

                           Computer Network Technology
                       Ratio of Earnings To Fixed Charges

                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                               ------------------
                                              1994       1995      1996      1997       1998      1998      1999
                                            -------    -------   -------   -------    -------   -------   -------
Income (loss) before income taxes           $(1,789)   $ 6,534   $ 2,024   $(3,893)   $ 7,639   $   591   $ 4,088

Plus fixed charges:
  Interest expense                              125         60        46        57         79        39        46
  Assumed interest element included in
     rent expense (1)                           784        777       734       922      1,041       245       293
                                            -------    -------   -------   -------    -------   -------   -------
                                                909        837       780       979      1,120       284       339
                                            -------    -------   -------   -------    -------   -------   -------

Total                                          (880)     7,371     2,804    (2,914)     8,759       875     4,427
Fixed charges                                   909        837       780       979      1,120       284       339
                                            -------    -------   -------   -------    -------   -------   -------

Ratio of earnings to fixed charges                        8.81      3.59                 7.82      3.08     13.06
                                                       =======   =======              =======   =======   =======
Deficiency of earnings available to
  cover fixed charges                       $(1,789)                       $(3,893)
                                            =======                        =======

Rent expense                                $ 2,351    $ 2,332   $ 2,202   $ 2,765    $ 3,122   $   734   $   880
Interest portion - 33 1/3%                  $   784    $   777   $   734   $   922    $ 1,041   $   245   $   293



In the fiscal years ended December 31, 1994 and 1997, earnings were inadequate to cover fixed charges by $1.8 million and $3.9 million, respectively.


(1) Total rent expense for the period divided by three. This is the portion of rental expense which the company believes to be representative of interest.